Exhibit 99.1

ENBRIDGE ENERGY COMPANY, INC.

(a wholly-owned subsidiary of Enbridge Pipelines Inc.)

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

(dollars in millions)	September 30, 2003	December 31, 2002

ASSETS
Current Assets
Cash and cash equivalents	$13.2	$8.8
Due from affiliates	62.9	66.0
Accounts and notes receivable	9.7	6.2
Loans to affiliates (Note 2)	594.4	361.3
Other current assets	0.5	1.3

	680.7	443.6

Long-term loans to affiliates (Note 2)	294.6	450.5
Investment in Enbridge Energy Partners, L.P.	500.9	493.4
Deferred charges and other	7.1	73.4
Property, plant and equipment, net	123.3	51.3
Goodwill	25.0	25.0

	$1,631.6	$1,537.2

LIABILITIES AND SHAREHOLDER’S EQUITY

Current liabilities
Accounts payable and other	$14.1	$18.9
Due to affiliates	1.3	13.3
Loans from affiliates	34.7	18.9
Current portion of long-term debt	296.2	253.2

	346.3	304.3

Long-term debt	275.0	275.0
Deferred credits	33.3	22.8
Deferred income taxes	237.5	260.1
Minority interest	298.5	275.2
	1,190.6	1,137.4

Shareholder’s equity
Common stock: Authorized – 750,000 shares, without par value Issued – 524,000 shares	—	—
Contributed surplus	152.4	151.6
Retained earnings	244.3	238.8
Accumulated other comprehensive income (Note 3)	44.3	9.4
	441.0	399.8
	$1,631.6	$1,537.2

The accompanying notes are an integral part of these Consolidated Statements of Financial Position.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

1.              Basis of Presentation

The accompanying unaudited consolidated statements of financial position have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information.  Accordingly, they do not include all the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements.  In the opinion of management, they contain all adjustments, consisting only of normal recurring adjustments, which management considers necessary to present fairly the financial position as of September 30, 2003 and December 31, 2002.  The interim consolidated statements of financial position of Enbridge Energy Company, Inc. (the “Company”) should be read in conjunction with the Company’s consolidated statement of financial position as of December 31, 2002 as filed on Form 8-K on May 5, 2003 by Enbridge Energy Partners, L.P. (the “Partnership”).

2.              Loans to Affiliates

During the nine months ended September 30, 2003, net new loans of $77.2 million were extended to various affiliates of Enbridge Inc., many of which are due on demand.

3.              Foreign Currency Translation

The Company’s functional currency for its foreign subsidiaries is the Canadian dollar. Results of operations of foreign subsidiaries are translated into U.S. dollars using the average exchange rates during the period. Assets and liabilities are translated into U.S. dollars using the exchange rate on the balance sheet date, except non-monetary items, which are translated on a historical basis. Gains and losses resulting from these foreign currency translation adjustments are included as a component of comprehensive income.  Among other changes on the statement of financial position that were affected by foreign currency translation, the current maturities of long-term debt and the loans to affiliates were negatively impacted as a result of the weakening of the U.S. dollar as compared to the Canadian dollar.

4.              Acquisition

CCPS Transportation L.L.C.

On September 2, 2003, the Company acquired 90% of the outstanding shares of CCPS Transportation L.L.C., owner of the Cushing to Chicago Pipeline System, for $122.0 million.  Of the total purchase price, $57.8 million was paid on the date of acquisition.  The remaining $65.0 million is due upon completion of reversal of the flow of the pipeline, but no later than December 31, 2004.  The acquisition was accounted for using the purchase method and the results of operations have been included in the consolidated statement of earnings from the date of acquisition.  The purchase price paid on the date of acquisition was allocated to property, plant and equipment.

5.              Subsequent Events

Debt repayment

On October 11, 2003, a Canadian denominated $400.0 million ($296.2 million U.S. at September 30, 2003) revolving credit facility, which was guaranteed by Enbridge Inc. came due according to the terms of the debt agreement and was repaid by the Company.